DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2021, FARO Technologies, Inc. (“FARO,” the “Company,” “we,” “us” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.001 per share (the “Common Stock”).

Description of Common Stock

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”), and the applicable provisions of the Florida Business Corporation Act, as amended (the “FBCA”). Our Articles of Incorporation and Bylaws are incorporated by reference as exhibits to the Annual Report on Form 10-K for the year ended December 31, 2021. We encourage you to read our Articles of Incorporation, Bylaws and the applicable provisions of the FBCA for additional information.

General

Under our Articles of Incorporation, we are authorized to issue a total of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share. All outstanding shares of our Common Stock are fully paid and nonassessable. Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “FARO.”

Dividends

Subject to preferences that might be applicable to any then outstanding preferred stock, holders of our Common Stock are entitled to participate equally in dividends when our Board of Directors declares dividends on our Common Stock out of legally available funds. We have never declared or paid any cash dividends on our Common Stock and do not anticipate paying any such cash dividends in the reasonably foreseeable future. Future dividends, if any, will be determined by our Board of Directors and will be based on our earnings, capital requirements and operating and financial condition, among other factors, at the time any such dividends are considered by our Board of Directors.

Voting Rights

The holders of our Common Stock are entitled to one vote for each share of Common Stock held; our Articles of Incorporation do not provide for cumulative voting. Directors are elected by a plurality of votes cast by shares entitled to vote in the election of directors. On all other matters, unless a greater number of affirmative votes is required, an action is approved by a majority of the votes cast at the meeting.

Liquidation and Dissolution

In the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, holders of our Common Stock will have the right to a ratable portion of the assets remaining after satisfaction in full of the prior rights of our creditors and of all liabilities, subject to prior distribution rights of any preferred stock then outstanding.

Other

Holders of our Common Stock are not entitled to any preemptive or preferential right to purchase or subscribe for shares of capital stock of any class and have no conversion, redemption or sinking fund rights.

Certain Statutory and Other Provisions

Certain provisions in our Articles of Incorporation, our Bylaws and the FBCA summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt, may discourage potential acquisition proposals and may delay or prevent a change in control that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by the shareholders. Such provisions also may have the effect of preventing changes in our management.

We are subject to several anti-takeover provisions under Florida law that apply to certain corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its articles of incorporation or (depending on the provision in question) its bylaws. We have not elected to opt out of these provisions.

Control Share Acquisitions. The FBCA prohibits the voting of shares in an “issuing public corporation” that are acquired in a “control share acquisition” unless the board of directors of the corporation approves the control share acquisition before the acquisition or the holders of a majority of the corporation’s voting shares (excluding shares held by officers of the corporation, inside directors of the corporation or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A “control share acquisition” is defined as an acquisition that immediately thereafter entitles the acquiring party to, directly or indirectly, alone or as part of a group, exercise voting power in the election of directors within any of the following ranges: (i) one-fifth or more but less than one-third of all voting power, (ii) one-third or more but less than a majority of all voting power and (iii) a majority or more of all voting power. An “issuing public corporation” is defined as a corporation which has (A) 100 or more shareholders, (B) its principal place of business, its principal office or substantial assets within the state of Florida, and (C) (1) more than 10% of its shareholders resident in Florida, (2) more than 10% of its shares owned by Florida residents, or (3) more than 1,000 shareholders resident in Florida. This statutory voting restriction is not applicable in certain circumstances set forth in the FBCA.

Affiliated Transactions. The FBCA also contains an “affiliated transactions” provision that prohibits a publicly held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions (each such transaction, an “affiliated transaction”) with an “interested shareholder” for a period of three years following the time that such shareholder became an interested shareholder unless:

(i) prior to such shareholder becoming an interested shareholder, the board of directors of the corporation approved either the affiliated transaction or the transaction which resulted in the shareholder becoming an interested shareholder;

(ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85 percent of the outstanding voting shares of the corporation (other than shares held by directors who are also officers and certain employee benefit plans); or

(iii) the affiliated transaction is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting shares which are not owned by the interested shareholder.

The above voting requirements do not apply to an affiliated transaction if:

(A) the transaction is approved by a majority of disinterested directors;

(B) the corporation has not had more than 300 shareholders of record at any time during the past three years;

(C) the interested shareholder has beneficially owned at least 80% of the corporation’s outstanding voting shares for at least three years;

(D) the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares

(excluding shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors); or

(E) consideration is paid to the holders of the corporation’s shares equal to the highest price per share paid by the interested shareholder for any acquisition of the corporation’s shares in the last two years or the fair market value per share and certain other conditions are met.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns (as defined in Section 607.0901(1)(e) of the FBCA) more than 15% of the corporation’s outstanding voting shares.

Board Authority - Issuance of Shares. Our Board of Directors has the power to issue any or all of the shares of our capital stock, including the authority to establish one or more series of preferred stock and to fix the designations, powers, preferences, rights and limitations of such class or series, without seeking shareholder approval, which could delay, defer or prevent any attempt to acquire or control us.

Classified Board of Directors. Our Articles of Incorporation and Bylaws provide that our Board of Directors will be divided into three classes, with staggered terms of three years for each class. The term of one class expires each year. Our Articles of Incorporation and Bylaws provide that any vacancies on the Board of Directors will be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum. Our Articles of Incorporation and Bylaws also provide that any director may be removed from office, but only for cause and only upon the affirmative vote of the holders of at least two-thirds of the then-outstanding voting shares of the capital stock of the Company entitled to vote generally in the election of directors (the “outstanding voting shares”) at a special meeting called for such purpose.

Special Voting Requirements. Our Articles of Incorporation provide that all actions taken by the shareholders must be taken at an annual or special meeting of the shareholders or by written consent of the holders of not less than two-thirds of our outstanding voting shares. Our Articles of Incorporation and Bylaws provide that special meetings of the shareholders may be called only by the President, the Chairman of the Board, a majority of the members of the Board of Directors, even if less than a quorum, or the holders of not less than 50% of our outstanding voting shares. Under our Bylaws, shareholders will be required to comply with advance notice provisions with respect to any proposal submitted for shareholder approval, including nominations for elections to the Board of Directors. Our Articles of Incorporation and Bylaws contain provisions requiring the affirmative vote of the holders of at least two-thirds of our outstanding voting shares to amend our Bylaws and certain provisions of our Articles of Incorporation.

Florida Forum Provision. Our Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim or breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Florida Business Corporation Act or the Company’s articles of incorporation or bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine, will be a state court located within Seminole County in the State of Florida (or, if no such state court within Seminole County has jurisdiction, another state court located within the State of Florida, or if no such other state court located within the State of Florida has jurisdiction, the federal district court for the Middle District of Florida) (the “Florida Forum Provision”). In addition, our Bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the Florida Forum Provision; provided, however, that shareholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder.

Transfer Agent

American Stock Transfer and Trust Company serves as the transfer agent and registrar for all of our Common Stock.